Exhibit No. 12.

Questar Gas Company
Ratio of Earnings to Fixed Charges
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                                                12 Months Ended
                                                 March 31,
                                                    1997        1998
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $48,603     $39,920
Plus debt expense                                    16,707      19,903
Plus allowance for borrowed
   funds used during construction                       265         317
Plus interest portion of rental expense                 170         306
                                                    $65,745     $60,446

Fixed Charges

Debt expense                                        $16,707     $19,903
Plus allowance for borrowed
   funds used during construction                       265         317
Plus interest portion of rental expense                 170         306
                                                    $17,142     $20,526

Ratio of Earnings to Fixed Charges                     3.84        2.94
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